EXHIBIT 16




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Hartley Moore Accountancy Corporation
17981 Sky Park Circle, Suite H
Irvine, CA 92614 Tel: (949) 438-4730

 January 19, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Americann, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Americann, Inc. dated January 19, 2016. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01, other than to note that it was our understanding that the Americann, Inc. had engaged Malone Bailey, LLP, the successor auditor appointed per the announcement in this Form 8-K.

Very truly yours,

HARTLEY MOORE ACCOUNTANCY CORPORATION

/s/ HARTLEY MOORE ACCOUNTANCY CORPORATION